Exhibit 10.26

June 13, 2014

Microlin Bio, Inc.

135 E. 57th St., 12th Floor

New York, NY 10022

Re:   Voting Restrictions on Shares in Excess of 20% Held by Mr. Joseph Hernandez

Ladies and Gentlemen:

In this letter entered into as of the date set forth above (this “Agreement”), Joseph Hernandez (“Hernandez”) agrees that following the consummation of the initial public offering (the “IPO”) of Microlin Bio, Inc. (the “Company”), he shall, in connection with any matters presented to the Company’s stockholders for vote or action by written consent, vote or provide any consent, with respect to any shares of the Company’s common stock either directly or indirectly beneficially held by him (currently held or hereafter acquired and including any shares held by any trust or another entity as to which Hernandez is deemed to have beneficial ownership under federal securities laws), which are in excess of 20% of the Company’s then-outstanding common stock (such shares in excess of 20% of the Company’s then-outstanding common stock (calculated at the time of voting or providing consents on each matter presented to stockholders), “Hernandez’s Shares”), in the same proportion as the votes cast, or consents provided, by all other stockholders of the Company (excluding Hernandez).

Except as set forth in the immediately following paragraph, Hernandez hereby irrevocably grants to, and appoints, the Company, and any individual designated in writing by the Company and determined by the majority of the independent directors then in office, and each of them individually, as Hernandez’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in his name, place and stead, to vote Hernandez’s Shares at any stockholder meeting and in connection with any stockholder action taken by written consent. Except as otherwise provided herein, Hernandez hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof, and (iii) affirms that such irrevocable proxy is intended to be irrevocable in accordance with the provisions of Section 212(e) of the General Corporation Law of the State of Delaware (“DGCL”). Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

The foregoing restrictions on Mr. Hernandez’s voting control shall not apply in the event that (i) an alternative slate of directors is proposed at any meeting of stockholders or other contested election in which Mr. Hernandez is nominated by the Company for election as a director, (ii) any action is brought to a vote of stockholders to remove Mr. Hernandez as a director or as CEO of the Company, other than for cause, or (iii) any written consent for a purpose similar to (i) or (ii), in which cases Mr. Hernandez may vote or provide consents with respect to Hernandez’s Shares on any matter in any manner as he so wishes.

This Agreement shall terminate on the first anniversary following the date of this Agreement.

Hernandez hereby acknowledges and agrees that if he votes, or provides consents, in any manner that breaches this Agreement, the Company, in the determination of the majority of independent directors then in office, has the right to disregard his voting directions and, instead, count his votes, or consents, as applicable, as if he voted as directed in this Agreement. Hernandez further agrees not to bring any action against the Company seeking to enforce recognition of his votes in any manner other than as directed in this Agreement. Hernandez further indemnifies the Company to the full extent permitted by law for any action arising under this Agreement, including payment of attorney’s fees.

Hernandez hereby represents that he has the legal capacity and all requisite power and authority to enter into and perform all of his obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Hernandez and constitutes his valid and binding obligation enforceable against him in accordance with its terms. Except as expressly contemplated hereby, Hernandez is not a party to, and Hernandez’s Shares are not subject to or bound in any manner by, any contract or agreement relating to Hernandez’s Shares, including without limitation, any proxy, voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust.

The Company shall in good faith assist Hernandez in carrying out his obligations under this Agreement. None of the provisions of this Agreement shall apply to any transferee of Hernandez’s Shares that is not Hernandez’s affiliate. This Agreement shall not be amended and no provision hereof shall be waived without the written consent of the parties hereto; provided that the Company’s consent to any amendment or waiver of any provision hereof shall require the approval of the majority of independent directors then in office.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Kindly indicate your agreement to the foregoing by signing in the space provided below.

Sincerely,

By:	/s/ Joseph Hernandez
JOSEPH HERNANDEZ

Accepted and agreed to as of

the date first written above:

MICROLIN BIO, INC.

By:	/s/ Joseph Hernandez
Name: Joseph Hernandez
Title: Executive Chairman and Chief Executive Officer